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                                                              EXHIBIT 23.0

                      CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 33-63251) and related Prospectus of United States Filter Corporation for the registration of 2,000,000 shares of its common stock of our report dated February 8, 1996, except for Notes 4 and 10, as to which the date is May 10, 1996 with respect to the consolidated financial statements of Zimpro Environmental, Inc. included in the Current Report on Form 8-K of United States Filter Corporation dated May 31, 1996, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Minneapolis, Minnesota
June 11, 1996